------------------------
        FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
------------------------                           WASHINGTON, D.C. 20549                                 OMB APPROVAL
                                                                                                      -----------------------------

[ ]Check this box if                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:      3235-0287
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Expires: December 31, 2001
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       Estimated average
   Form 4 or Form 5              Section 30(f) of the Investment Company Act of 1940                  burden hours per
   obligations may                                                                                    response:              0.5
   continue.                                                                                          -----------------------------
   SEE Instruction 1(b)

   (Print or Type Response)
-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer
        KIMBERLIN KEVIN B.                GraphOn Corporation (GOJO)
                                                                                            (Check all applicable)
--------------------------------------------------------------------------------------
   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for               Director            X   10% Owner
                                          Security Number        Month/Year             ___                     ___
                                          of Reporting                                       Officer (give            Other specify
                                          Person                 04/00                  ___  (title below)      ____ (below
                                          (Voluntary)                                        below)

        535 MADISON AVENUE, 18TH FLOOR

-----------------------------------------------------------------------------------------------------------------------------------
               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          X   Form filed by One Reporting Person
                                                                                         ___
        NEW YORK, NY 10022                                       June 8, 2000                 Form filed by More than One Reporting
                                                                                         ___  Person

-----------------------------------------------------------------------------------------------------------------------------------
   (City)      (State)        (Zip)      TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              2. Trans-     3. Trans      4. Securities Acquired (A)  5. Amount of     6. Owner-  7. Nature
   (Instr. 3)                        action        action        or Disposed of (D)          Securities       ship-      of
                                     Date          Code          (Instr. 3, 4 and 5)         Beneficially     Form:      Indirect
                                                   (Instr. 8)                                Owned at         Direct     Beneficial
                                                                                             End of Month     (D) or     Owner-
                                                                                                              Indirect   ship
                                                ---------------------------------------                       (I)
                                     (Month/                          (A)
                                     Day/                             or
                                     Year        Code  V     Amount   (D)     Price       (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
                                     ----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/20/00         P        424,422    A      $ 1.79                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/20/00         P         49,640    A      $ 1.79                           I  By Spencer Trask
                                                                                                                 Securities, Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/26/00         S         25,000    D      $18.42                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/28/00         S         20,000    D      $18.93                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/31/00         G         15,385    D      $  -                             I  By Spencer Trask
                                                                                                                 Securities, Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      2/02/00         S          5,000    D      $17.90                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      2/04/00         S         25,000    D      $17.90                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      2/24/00         X         84,500    A      $ 5.50                           I  By Spencer Trask
                                                                                                                 Securities, Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/03/00         S         10,000    D      $20.77                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/06/00         S         15,000    D      $23.72                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/07/00         S         30,000    D      $29.03                           I  By Spencer Trask
                                                                                                                 Securities, Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
1. The reporting person is the general partner of Kevin Kimberlin Partners LP, a
Delaware  limited  partnership.  The  reporting  person is also the  controlling shareholder of Spencer Trask Holdings,  Inc., a Delaware  corporation,  which in turn is the sole shareholder of Spencer Trask Securities,  Incorporated,  also a
Delaware corporation

Reminder: Report on a separate line for each class of
securities beneficially owned directly or indirectly.            SEC 1474 (3-99)
*If the form is filed by more than one reporting person,         Page 2 of 3
see Instruction 4(b)(v).

------------------------
        FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
------------------------                           WASHINGTON, D.C. 20549                                 OMB APPROVAL
                                                                                                      -----------------------------

[ ]Check this box if                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:      3235-0287
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Expires: December 31, 2001
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       Estimated average
   Form 4 or Form 5              Section 30(f) of the Investment Company Act of 1940                  burden hours per
   obligations may                                                                                    response:              0.5
   continue.                                                                                          -----------------------------
   SEE Instruction 1(b)

   (Print or Type Response)
-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer
        KIMBERLIN KEVIN B.                GraphOn Corporation (GOJO)
                                                                                            (Check all applicable)
--------------------------------------------------------------------------------------
   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for               Director            X   10% Owner
                                          Security Number        Month/Year             ___                     ___
                                          of Reporting                                       Officer (give            Other specify
                                          Person                 04/00                  ___  (title below)      ____ (below
                                          (Voluntary)                                        below)

        535 MADISON AVENUE, 18TH FLOOR

-----------------------------------------------------------------------------------------------------------------------------------
               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          X   Form filed by One Reporting Person
                                                                                         ___
        NEW YORK, NY 10022                                       June 8, 2000                 Form filed by More than One Reporting
                                                                                         ___  Person

-----------------------------------------------------------------------------------------------------------------------------------
   (City)      (State)        (Zip)      TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              2. Trans-     3. Trans      4. Securities Acquired (A)  5. Amount of     6. Owner-  7. Nature
   (Instr. 3)                        action        action        or Disposed of (D)          Securities       ship-      of
                                     Date          Code          (Instr. 3, 4 and 5)         Beneficially     Form:      Indirect
                                                   (Instr. 8)                                Owned at         Direct     Beneficial
                                                                                             End of Month     (D) or     Owner-
                                                                                                              Indirect   ship
                                                ---------------------------------------                       (I)
                                     (Month/                          (A)
                                     Day/                             or
                                     Year        Code  V     Amount   (D)     Price       (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
                                     ----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/13/00         S         40,000    D      $22.77                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/14/00         S         10,000    D      $25.94                           I  By Spencer Trask
                                                                                                                 Holdings, Inc.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/14/00         S         35,000    D      $26.74                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/21/00         S         35,000    D      $20.67                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/22/00         S         25,000    D      $19.75                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/24/00         S         30,000    D      $21.18                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/27/00         S         10,000    D      $20.04                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/06/00         S         16,000    D      $14.99                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/07/00         S         10,000    D      $15.53                           I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/10/00         S          5,000    D      $15.09        1,542,108          I  By Kevin Kimberlin
                                                                                                                 Ptrs LP(1)

-----------------------------------------------------------------------------------------------------------------------------------

1. The reporting person is the general partner of Kevin Kimberlin Partners LP, a Delaware limited partnership. The reporting person is also the controlling shareholder of Spencer Trask Holdings, Inc., a Delaware corporation, which in turn is the sole shareholder of Spencer Trask Securities, Incorporated, also a Delaware corporation

Reminder: Report on a separate line for each class of
securities beneficially owned directly or indirectly.            SEC 1474 (3-99)
*If the form is filed by more than one reporting person,         Page 2 of 3
see Instruction 4(b)(v).



  FORM 4 (continued)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------------------------------------------------------------

1.Title of    2.Conver-  3.Trans-   4.Trans- 5.Number of    6.Date Exer-   7.Title    8.Price   9.Number   10.Owner-   11.Nature
  Derivative    sion or    action     action   of Deriv-      cisable and    and        of        of          ship        of
  Security      Exercise   Date       Code     ative          Expiration     Amount     Deriv-    Deriv-      Form of     Indirect
  (Instr. 3)    Price of              (Instr.  Securities     date (Month/   of         ative     ative       Deriv-      Benefi-
                Deriva-    (Month/    8)       Acquired       Day/           Under-     Secur-    Secur-      ative       cial
                tive        Day/               (A) or Dis-    Year)          lying)     ity       ities       Secur-      Owner-
                Security    Year)              posed of (D)                  Securi-    Instr.    Benefi-     ity:        ship
                                               (Instr. 3,                    ties       5)        cially      Direct      (Instr. 4)
                                               4 and 5)                      (Instr.              owned       (D) or
                                                                             3 and 4)             at end      Indirect
                                                                                                  of month    (I)
                                                                                                  (Instr.     (Instr.
                                                                                                   4)         4)
                                       --------------------------------------------------------------------
                                                            Date    Expira-         Amount or
                                                            Exer-   tion            Number of
                                     Code   V  (A)   (D)    isable  Date     Title  Shares
-------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase $5.50   1/31/00   J(2)          165,500 Immed. 11/12/02 Common  250,000 (2)                I   By Spencer
Common Stock                                                                                                       Trask Holdings,
                                                                                                                   Inc. (1)
-------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase $5.50   2/21/00   X              84,500 Immed. 11/12/02 Common   84,500 $5.50     0        I   By Spencer
Common Stock                                                                                                       Trask Holdings,
                                                                                                                   Inc. (1)
-------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase $1.79   1/19/00   J(2)           14,651 Immed.  1/26/06 Common  231,141 (2)     216,490    I   By Spencer
Common Stock                                                                                                       Trask Holdings,
                                                                                                                   Inc. (1)

-------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

1.  The reporting person is the general partner of Kevin Kimberlin
    Partners LP, a Delaware limited partnership. The reporting person is also the controlling stockholder of Spencer Trask Holdings, Inc., a Delaware corporation, which in turn is the sole stockholder of Spencer Trask
    Securities, Incorporated, also a Delaware corporation.

2. Warrants transferred to agents and brokers as compensation for services.


** Intentional misstatements or omissions of facts constitute      /s/ Kevin B. Kimberlin                        5/21/2001
   Federal Criminal Violations.                                ------------------------------------          -----------------
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                      **Signature of Reporting Person                  Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.